Exhibit 99.1

Whiting USA Trust II

Whiting USA Trust II Announces Trust Quarterly Distribution

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, February 7, 2014 – Whiting USA Trust II (NYSE Symbol – WHZ) announced the first Trust distribution in 2014, which relates to net profits generated during the fourth quarterly payment period of 2013.

Unitholders of record on February 19, 2014 will receive a distribution of $0.651431 per unit, which is payable on or before March 3, 2014.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	321,610
Natural gas (Mcf)	632,054

Total (BOE)	426,952
Average sales prices:
Oil (per Bbl)(1)	$84.94
Natural gas (per Mcf)(2)	$5.03

Gross proceeds:
Oil sales(1)	$27,317,111
Natural gas sales	3,178,716

Total gross proceeds	$30,495,827

Costs:
Lease operating expenses(3)	$12,345,471
Production taxes	1,625,904
Development costs	2,978,818
Realized (gains) losses on hedging settlements(4)	—

Total costs	$16,950,193

Net profits	$13,545,634
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$12,191,071
Provision for estimated Trust expenses	(200,000)
Montana state income taxes withheld	(4,744)

Net cash proceeds available for distribution	$11,986,327

Trust units outstanding	18,400,000

Cash distribution per Trust unit	$0.651431

(1)	Oil includes natural gas liquids.

(2)

The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids rich” content of a portion of the natural gas volumes produced by the underlying properties.

(3)

The Trust’s underlying properties experienced increases in lease operating expenses during the fourth quarterly payment period of 2013 related to $1.5 million in ad valorem taxes that were paid in November and December of 2013. This timing of payment for the underlying properties’ ad valorem tax bills is consistent with when the prior year’s tax payments were made.

(4)

There were no realized gains or losses on hedge settlements during the fourth quarterly payment period of 2013. All costless collar hedge contracts terminate as of December 31, 2014. Consequently, for all distributions after the February 2015 distribution, there will be no further cash settlement gains or losses on commodity hedges, and the Trust will have increased exposure to oil and natural gas price volatility.

The net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE have been produced from the underlying properties and sold (which amount is equivalent to 10.61 MMBOE attributable to the net profits interest), and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment, and consequently the market price of the Trust units will decline to zero at termination of the Trust.

As of December 31, 2013, on a cumulative accrual basis, 3.18 MMBOE (30%) of the Trust’s total 10.61 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2013, the 11.79 MMBOE of reserves (10.61 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties prior to December 31, 2021, shortly after which the Trust would terminate. Additionally, the year-end reserve report reflects an expected annualized decline rate of approximately 8.4% between 2014 and 2021. However, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties, or if expected future development is delayed, reduced or cancelled.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mary Jo Davis
(800) 852-1422
919 Congress Avenue, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/

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